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                                                            EXHIBIT 12

                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                          (In millions, except ratio)

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
EARNINGS
Earnings from continuing operations before income taxes                            $1,401
Interest expense                                                                      655
Amortization of debt premium and discount, net                                         (3)
Portion of rents representative of an interest factor                                  39
Losses and undistributed earnings of less than 50%
     owned companies, net                                                             (12)
                                                                                   ------

Adjusted earnings from continuing operations before income taxes                   $2,080
                                                                                   ======

FIXED CHARGES
Interest expense                                                                   $  655
Amortization of debt premium and discount, net                                         (3)
Portion of rents representative of an interest factor                                  39
Capitalized interest                                                                    7
                                                                                   ------

Total fixed charges                                                                $  698
                                                                                   ======

RATIO OF EARNINGS TO FIXED CHARGES                                                   3.0X
                                                                                   ======
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